Exhibit 4.11

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is made and entered into by and among the following Parties as of October 15, 2025 in Beijing, the People’s Republic of China (“China”):

Party A:	Beijing Shijitong Technology Co., Ltd, a wholly foreign-owned enterprise duly registered in China, whose Unified Social Credit Code is 91110108397827646N;

Party B:	XIAO Wenjie, a Chinese citizen whose ID number is ******************;

HAN Chao, a Chinese citizen whose ID number is ******************;

Party C:	Beijing Lejiaxin Network Technology Co., Ltd., a limited liability company organized and existing under the laws of China, whose Unified Social Credit Code is 91110105080484040M.

In this Agreement, Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and the “Parties” collectively.

WHEREAS:

Party B is a shareholder of Party C and holds 100% of the Equity Interest in Party C as of the execution date hereof;

Now Therefore, the Parties hereby agree as follows through mutual negotiations:

1. Sale and Purchase of Equity Interest

1.1 Grant of Option

Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase in whole or in part the equity interests in Party C now or then held by Party B (regardless of whether Party B’s capital contribution and/or shareholding percentage is changed or not in the future) at any time and from time to time at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests held by Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, joint ventures, partnerships, enterprises, trusts or non-corporate organizations.

1.2 Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (i) Party A’s decision to exercise the Equity Interest Purchase Option; (ii) the portion of equity interests Party A proposes to be purchase from Party B (the “Optioned Interests”); and (iii) the date for purchasing/transferring the Optioned Interests.

1.3 Equity Interest Purchase Price

Unless an appraisal is required by the laws of China for the Equity Interest Purchase Option exercised by Party A, the purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall be the minimum price to the extent permitted by law.

1.4 Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1 Party B shall cause Party C to promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2 Party B shall obtain written statements from the other shareholders of Party C (if any) giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto;

1.4.3 Party B shall execute a share transfer contract with Party A and/or each Designee (whichever is applicable) with respect to each transfer (“Transfer Contract”), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice;

1.4.4 The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purposes of this Section and this Agreement, “Security Interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, title retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and Party B’s Equity Pledge Agreement. “Party B’s Equity Pledge Agreement” as used in this Section and this Agreement shall refer to the Equity Pledge Agreement executed by and among Party A, Party B and Party C on the date of this Agreement (“Equity Pledge Agreement”), whereby Party B pledges all of its equity interests in Party C to Party A, in order to guarantee Party C’s performance of its obligations under the Exclusive Business Cooperation Agreement and other agreements executed by and between Party C and Party A.

2. Covenants

2.1 Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C hereby covenant as follows:

2.1.1 Without prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or otherwise change its structure of registered capital;

2.1.2 They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, obtain and maintain all government permits and licenses necessary for Party C to engage in its business, and prudently and effectively operate its business and handle its affairs;

2.1.3 Without prior written consent of Party A, they shall not at any time after the execution date hereof, sell, transfer, mortgage or otherwise dispose of any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow creation of any encumbrance or security interest thereon;

2.1.4 Without prior written consent of Party A, they shall not incur, inherit, guarantee or allow the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through borrowing loans; and (ii) debts that have been disclosed to Party A and for which Party A’s written consent has been obtained;

2.1.5 They shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6 Without prior written consent of Party A, they shall not cause Party C to execute any major contract, except for contracts executed in the ordinary course of business (for the purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract);

2.1.7 Without prior written consent of Party A, they shall not cause Party C to provide any person with any loan or credit;

2.1.8 They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.9 If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10 Without prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person;

2.1.11 Without prior written consent of Party A, they shall not liquidate, dissolve or deregister Party C;

2.1.12 They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

2.1.13 To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.14 Without prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholder, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders; and

2.1.15 At the request of Party A, they shall appoint any persons designated by Party A as the director of Party C.

2.2 Covenants of Party B

Party B hereby covenants as follows:

2.2.1 Without prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose any legal or beneficial interest in the equity interests in Party C held by Party B, or allow creation of any encumbrance or security interest thereon, except for the pledge created on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.2 Party B shall cause the shareholder and/or the board of directors and/or executive director of Party C to disapprove the sale, transfer, mortgage or otherwise disposition of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the creation of encumbrance or any security interest thereon, without prior written consent of Party A, except for the pledge created on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.3 Party B shall cause the shareholder or the board of directors and/or executive director of Party C to disapprove Party C’s merger or consolidation with any person, or the acquisition of or investment in any person, without prior written consent of Party A;

2.2.4 Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5 Party B shall cause the shareholder or executive director and/or the board of directors of Party C to vote their approval of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6 To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7 Party B shall, at the request of Party A, appoint any designee of Party A as the director and/or executive director of Party C;

2.2.8 Party B shall, at the request of Party A at any time, promptly and unconditionally transfer its equity interests in Party C to Party A’s Designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives its right of first refusal (if any) to the share transfer by the other existing shareholder of Party C (if any); and

2.2.9 If Party B receives from Party C any profit, profit sharing, stock dividend, or liquidation proceeds, Party B shall promptly donate the same to Party A or any of its Designee(s) on the premise of complying with Chinese laws; and

2.2.10 Party B shall strictly abide by the provisions of this Agreement and other Agreements jointly or separately executed by and among Party B and/or Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. To the extent that Party B has any residual rights with respect to the equity interests subject to this Agreement hereunder or under Party B’s Equity Pledge Agreement or under the Power of Attorney Agreement granted in favor of Party A, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3. Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1 They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are a party concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Contracts”), and to perform their obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which Party B and Party C are a party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2 The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable Chinese laws; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3 Party B has a good and merchantable title to the equity interests in Party C held by Party B. Except for that disclosed in Party B’s Equity Pledge Agreement or other written instruments, Party B has not created any security interest on such equity interests;

3.4 Party C has a good and merchantable title to all of its assets, and except otherwise disclosed in writing, has not created any security interest or purchase option on the aforementioned assets;

3.5 Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts that have been disclosed to Party A and for which Party A’s written consent has been obtained;

3.6 There are no pending or threatened litigation, arbitration or administrative proceedings involving the equity interests in Party C, assets of Party C or Party C; and

3.7 Party C has complied with all laws and regulations of China applicable to asset acquisitions;

4. Effective Date

This Agreement shall become effective upon the execution date hereof, and shall be terminated upon the complete transfer of all options held by Party B in Party C to Party A and/or its Designee(s) pursuant to this Agreement.

5. Governing Law and Dispute Resolution

5.1 Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the Dispute Resolution hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

5.2 Dispute Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement within 30 days after either Party requests to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language shall be Chinese. The arbitration award shall be final and binding on all Parties.

6. Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred by or levied on itself in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7. Notices

7.1 All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, commercial courier service or facsimile transmission to the address of such Party set forth below. Each notice shall be followed by a confirmation copy sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1 Notices given by personal delivery, courier service, registered mail with postage prepaid shall be deemed effectively given on the date of receipt or rejection at the address specified for notices.

7.1.2 Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2 The addresses of the Parties for receiving notices are as follows:

Beijing Shijitong Technology Co., Ltd.
Address:	27/F CES Tower, No. 3099 Keyuan South Road, Nanshan District, Shenzhen

Attn:	XIAO Wenjie
Tel.:	********

Party B:	XIAO Wenjie

Address: Tel.:	27/F CES Tower, No. 3099 Keyuan South Road, Nanshan District, Shenzhen ********
HAN Chao
Address: Tel.:	27/F CES Tower, No. 3099 Keyuan South Road, Nanshan District, Shenzhen ********

Party C:	Beijing Lejiaxin Network Technology Co., Ltd.
Address:	27/F CES Tower, No. 3099 Keyuan South Road, Nanshan District, Shenzhen
Attn:	XIAO Wenjie
Tel.:	********

7.3 Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

8. Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement constitute confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (i) is or becomes available to the general public (other than through the receiving Party’s unauthorized disclosure); (ii) is required to be disclosed by applicable laws or regulations or rules or regulations of any stock exchange; or (iii) is necessary to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the employees of or agencies engaged by any Party shall be deemed disclosure by such Party itself and such Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9. Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10. Miscellaneous

10.1 Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall be made only by a written contract executed by all of the Parties.

10.2 Entire Agreement

Except for the amendments, supplements or changes made in writing after the execution hereof, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3 Headings

The headings of this Agreement are inserted for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4 Language

This Agreement is written in Chinese in four counterparts of equal legal force, with each Party holding one.

10.5 Severability

In the event that one or several provisions hereof are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6 Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assignees of such Parties.

10.7 Survival

10.7.1 Any obligations arising out of or due hereunder before the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.7.2 Sections 5, 7, 8 and this Section 10.7 shall survive the expiration or termination of this Agreement.

10.8 Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be made in writing and shall require the signatures of all the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such Party with respect to any similar breach in other circumstances.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Beijing Shijitong Technology Co.,Ltd.(Seal)

Signature:	/s/XIAO Wenjie

Name: XIAO Wenjie

Title: Legal Representative

Party B:

Signature:	/s/XIAO Wenjie

Name: XIAO Wenjie

Signature:	/s/HAN Chao

Name: HAN Chao

Party C: Beijing Lejiaxin Network Technology Co., Ltd. (Seal)

Signature:	/s/XIAO Wenjie

Name XIAO Wenjie

Title: Legal Representative